Exhibit 3.31

ARTICLES OF INCORPORATION

OF

BUCKEYE CHECK CASHING OF VIRGINIA, INC.

The undersigned, a citizen of the United States, desiring to form a corporation for profit under the General Corporation Act of Ohio, does certify:

FIRST:        The name of said corporation shall be

Buckeye Check Cashing of Virginia, Inc.

SECOND:	The place in Ohio where its principal office is to be located is Dublin, Franklin County, Ohio.

THIRD:	The purpose of said corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 through 1701.98, inclusive, of the Ohio Revised Code.

FOURTH:	The maximum number of shares which the corporation is authorized to have outstanding shall be fifteen hundred (1,500), all of which shares shall be common without par value.

FIFTH:

The corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the corporation and the selling shareholder or shareholders.

SIXTH:

The Board of Directors is hereby authorized to fix and determine whether any surplus, and, if any, what part of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and, without action by the shareholders, to use and apply surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the provisions of Section 1701.35 of the Ohio Revised Code, or any statute of like tenor or effect which is hereafter enacted, at any time, or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

SEVENTH:

No person shall be disqualified from being a director of the corporation because he or she is or may be a party to, and no director of the corporation shall be disqualified from entering into, any contract or other transaction to which the corporation is or may be a party. No contract or other transaction to which the corporation is or may be a party shall be void or voidable for the reason that any director or officer or other agent of the corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer or other agent of the corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the Board of Directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum, or (b) if the contract or transaction (i) is not less favorable to the corporation than an arm’s length contract or transaction in which no director or officer or other agent of the corporation has any interest or (ii) is otherwise fair to the corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the Board of Directors or any committee thereof which authorizes the contract or transaction.

EIGHTH:

The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted shall not apply to the corporation. The corporation shall, to the fullest extent not prohibited by any provision of applicable law other than Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred by or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or other matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements thereof or any appeals therein, with respect to which such person is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the corporation, or by any reason of being or at any time having been, while such a director or officer, an employee or other agent of the corporation or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan.

The corporation shall indemnify any other person to the extent such person shall be entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the corporation, and the corporation may further indemnify any such person if it is determined on a case by case basis by the Board of Directors that indemnification is proper in the specific case.

Notwithstanding anything to the contrary in these Articles of Incorporation, no person shall be indemnified to the extent, if any, it is determined by the Board of Directors or by written opinion of legal counsel designated by the Board of Directors for such purpose that indemnification is contrary to applicable law.

NINTH:

Notwithstanding any provisions of the Ohio Revised Code, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds (2/3) or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class of shares thereof.

IN WITNESS WHEREOF, I have hereunto set my hand this        day of March, 2002.

James H. Frauenberg, Incorporator

ORIGINAL APPOINTMENT OF AGENT

The undersigned, being the incorporator of Buckeye Check Cashing of Virginia, Inc., hereby appoints as its agent, James H. Frauenberg, to act as agent upon whom any process, notice or demand required or permitted by statute to be served upon the corporation may be served.  His complete address is 5720 Avery Road, Dublin, Ohio  43016.

Dated:  March       , 2002

James H. Frauenberg, Incorporator

ACCEPTANCE OF STATUTORY AGENT

The undersigned hereby accepts the original appointment as statutory agent for Buckeye Check Cashing of Virginia, Inc. on the          day of March, 2002.

James H. Frauenberg